EMPLOYMENT AGREEMENT

                  THIS AGREEMENT ("Agreement"), dated as of November 30, 2000, between Fantasy Sports, Inc., a Delaware corporation (the "Company"), and Gregory Liegey (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

                  2. TERM. Subject to the provisions of Section 10 hereof, the period of the Executive's employment under this Agreement shall be for three (3) years from November 30, 2000 (the "Effective Date") through November 30, 2003 (the "Term").

                  3. POSITION AND DUTIES.
                     --------------------

                     (a) During the Executive's employment hereunder, the Executive shall serve as the President of the Company and shall perform and discharge the duties, consistent with such office, that may reasonably be assigned to him from time to time by the Chairman of the Board or Board of Directors of the Company, including, without limitation, business travel. The Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

                         (i) During his employment hereunder, the Executive
shall perform his duties hereunder on a full-time basis and the Executive shall have no other significant employment. Under no cricumstances, however, may the Executive enter into any employment arrangement that interferes with Executive's duties, obligations and responsibilities to the Company.

                  4. COMPENSATION.
                     -------------

                     (a) Base Salary. For the Executive's services hereunder, the Company shall pay the Executive salary at the annual rate of $100,000 (the "Base Salary"), payable in accordance with the customary payroll practices of the Company. The Executive's Base Salary may be increased from time to time at the discretion of the Company.

                     (b) Bonus. For the fiscal year 2001 of the Company (the "Fiscal Year"), the Executive shall be paid a bonus, if any, as a participant in the Company's Profit Sharing Plan ("Bonus Plan") described below if the "Actual Company EBITDA" (as hereinafter defined) at least equals the "Target Company EBITDA" (as hereinafter defined) for such Fiscal Year. Such bonus shall be paid to the Executive no later than 60 days following the preparation of the Company's final financial statements for the Fiscal Year, provided that no such bonus will be paid unless the Executive is employed by the Company on such day, and provided further that no such bonus shall exceed 25% of the funds allocated to the Bonus Plan with respect to the Fiscal Year. For purposes hereof:

                         (i) "Actual Company EBITDA" for the Fiscal Year shall
mean the Company's earnings before interest, taxes, depreciation and amortization for such Fiscal Year, as determined by the Company but will include interest earned by the Company on its cash balances during the year; and

                         (ii) "Target Company EBITDA" for the Fiscal Year shall
equal Actual Company EBITDA of $850,000 for the Fiscal Year.

                         (iii) Pursuant to the Company's 2001 Bonus Plan, if the
Company achieves the Target Company EBITDA ($850,000), the Company shall allocate $85,000 in funds for distribution to employees pursuant to the Bonus Plan plus:

                           o 10% of the Actual Company EBITDA should such EBITDA exceed $850,000;

                           o 15% of the Actual Company EBITDA is greater than or equal to $1,020,000 and less than $1,500,000; or

                           o 25% of the Actual Company EBITDA if the Actual Company EDITDA is equal to or greater than $1,500,000.

                         (iv) At the discretion of the Board of Directors and
with their approval, the company may, in consultation with the Executive, set up a similar bonus plan for future Fiscal Years.

                  5. BENEFITS.
                     ---------

                     (a) Stock Options. The Company grants to Executive (i) options to purchase 4.45 shares (5%) of the Company's outstanding common stock, $0.01 par value ("Common Stock"), at a price of $47,191 per share (or $42,000 per 1% of the Company's Common Stock) (the "Ordinary Options") and (ii) options to purchase 2.34 shares (or 2.5%) of the Company's Common Stock, at a price of $44,872 per share (or $42,000 per 1% of the Company's Common Stock)(the "Performance Options"). Such Options shall equal 7.5% of the Company's outstanding shares on November 16, 2000.

                         (i) Term. The Ordinary Options will expire at 5:00 p.m.
New York Time, three years after the Effective Date. The Performance Options will expire at 5:00 p.m. New York Time, three years after the Vesting Date, subject to earlier termination as set forth below.

                         (ii) Exercise. Except as otherwise provided below, the
Ordinary Options shall vest on the Effective Date and the Performance Options shall vest at the earlier of the Company achieving aggregate Actual Company EBITDA of $4 million for fiscal years 2001 and 2002 or aggregate Actual Company EBITDA of $9 million for fiscal years 2001,

2002 and 2003 (the "Vesting Date"). The Executive may exercise any vested Ordinary Options or Performance Option, in part or in whole, from time to time during the Term.

                         (iii) Manner of Exercise. Exercise of the Options shall
be effectuated by the giving of written notice to the Company at its principal office, specifying the number of shares being purchased and accompanied by the payment in full of the aggregate exercise price for the shares to be purchased in cash or by certified check.

                         (iv) Non-Transferable. The Options may not be
transferred otherwise than by will or the laws of descent and distribution and may be exercised, during Executive's lifetime, while in the employment of the Company or, in the event of the death or disability of the Executive, within one hundred eighty (180) days of such event.

                         (v) Recapitalizations and Related Transactions. If,
through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under or otherwise referred to in any stock option plan of the Company (a "Plan"), (y) the number and kind of shares or other securities subject to any then-outstanding Options, and (z) the price for each share subject to any then-outstanding Options, without changing the aggregate purchase price as to which such Options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 5 if such adjustment (A) would cause any Incentive Stock Option granted under any Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code, (B) if the Company is or becomes a Reporting Company, would cause any Plan or any option granted under such a Plan to fail to comply with Rule 16b-3 (if applicable to a Plan or such option), or (C) would be considered as the adoption of a new plan requiring stockholder approval.

                         (vi) Forfeiture of Options. Executive shall not forfeit
any Options granted to Executive pursuant to this Agreement upon the natural expiration of this Agreement or upon the termination of Executive's employment with the Company prior to the expiration of this Agreement; EXCEPT, if Executive is terminated for Cause (as defined in Section 8 of this Agreement), Executive shall forfeit all right and title to any and all Options granted to Executive during the Term.

                     (b) Health Plan. Upon meeting all applicable eligibility requirements, the Executive shall be entitled to receive such other benefits or rights as may be provided under any employment benefit plan now or hereafter provided by the Company, including participation in life, medical, disability and dental insurance plans.

                     (c) 401(k) Plan Participation. During the Term, the Executive shall be eligible to participate in any 401(k) plan of the Company now existing or hereafter established, under which the Company will make contributions to such 401(k) plan equal to 50% of Executive's contribution to such 401(k) plan up to a maximum of 4% of Executive's base salary for each year Executive contributes to such 401(k) plan.

                     (d) Other Benefits. During his employment hereunder, the Company shall provide the Executive with any and all other employee or fringe benefits (in accordance with their terms and conditions) which the Company may generally make available to its other employees.

                  6. REIMBURSEMENT OF EXPENSES. During his employment hereunder, the Company shall pay or reimburse the Executive, after presentation of expense statements and/or such other supporting information as the Company may require and in accordance with generally applicable policies of the Company, for all reasonable business related expenses incurred by the Executive in the performance of his duties for the Company.

                  7. VACATIONS. The Executive shall be entitled to such vacation as the Company may generally make available to its employees, but in no event less than 4 weeks. Unused vacation may not be carried over to successive years.

                  8. TERMINATION. The employment hereunder of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 8.

                     (a) Termination by the Company for Cause. The Company shall have the right to terminate the employment of the Executive for Cause (as such term is defined herein) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Cause, and Executive fails to cure the Cause for terminiation within thirty (30) days.

                     (b) Termination upon Death. The employment of the Executive hereunder shall terminate immediately upon his death.

                     (c) Voluntary Resignation by the Executive. The Executive shall have the right to voluntarily resign his employment hereunder (as such term is defined herein) by not less than 60 days' advance written notice to the Company.

                     (d) Termination by the Company Without Cause. The Company shall have the right to terminate the Executive's employment hereunder without Cause by written notice to the Executive.

                     (e) Termination Date. The "Termination Date" is the date as of which the Executive's employment with the Company terminates. Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

                     (f) Cause. For purposes of this Agreement, "Cause" shall exist if, and only if, the Executive (i) fails in any material respect to satisfactorily perform his obligations hereunder as provided herein; (ii) fails in any material respect to satisfactorily comply with any policy and/or procedure of the Company; (iii) has been convicted of a felony, or a misdemeanor which involves moral turpitude, or has entered a plea of guilty or nolo contendere with respect to any of the foregoing; (iv) has committed any act in connection with his employment with the Company which involved fraud, gross negligence, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other misconduct injurious to the Company or any affiliate thereof; (v) has engaged in any conduct which in the reasonable determination of the Company is likely to adversely affect the reputation or public image of the Company or any affiliate thereof; (vi) is determined by the Company to be illegally using drugs; or (vii) has breached any of the provisions of this Agreement or any non-competition, non-disclosure or similar agreement by and between the Executive and the Company.

                  9. OBLIGATIONS OF COMPANY ON TERMINATION. Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of the Executive's employment shall be solely as described in this
Section 9.

                     (a) Obligations of the Company in the Case of Termination Without Cause. In the event that prior to the expiration of the Term, the Company terminates the Executive's employment, pursuant to Section 8(d), without Cause, the Company shall pay the Executive an amount equal to the lesser of (i) six months' Base Salary, or (ii) the Base Salary otherwise payable from the Termination Date through the then otherwise remaining duration of the Term.

                     (b) Obligations of the Company in Case of Termination for Death, Voluntary Resignation or Cause. Upon termination of the Executive's employment upon death (pursuant to Section 8(b)), as a result of the voluntary resignation of the Executive (pursuant to Section 8(c)) or for Cause (pursuant to Section 8(a)), the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, unreimbursed expenses and benefits accrued but unpaid as of the date of such termination.

                  10. MATERIALS; CONFIDENTIAL INFORMATION AND DOCUMENTS.
                      --------------------------------------------------

                  (a) Materials. The Executive agrees that all ideas, plans and materials related to the business of the Company, and/or any affiliate of the Company (the Company and any and all such affiliates hereinafter individually and collectively called the "Companies") which are prepared by the Executive either (i) in connection with his employment hereunder, or (ii) using Confidential Information, as hereinafter defined ((i) and (ii) above hereinafter individually and collectively called the "Materials") are works-made-for-hire and are the Companies' sole and exclusive property. In the event that any Materials are not copyrightable subject matter or, for any reason, are deemed not to be works-made-for-hire, the Executive hereby assigns all right, title and interest to such Materials to the Companies, free of any reversionary rights or restrictions Without limiting the foregoing, it is specifically understood and agreed that the Executive retains no ownership rights whatsoever in or to the Materials.

                  (b) Confidentiality and Non-Compete Covenant. Executive acknowledges that, by his employment, he has been and will be in a confidential relationship with the Company and will have access to confidential information and trade secrets of the Company and its subsidiaries and affiliates. Confidential information and trade secrets include, but are not limited to, customer, supplier and client lists, price lists, marketing strategies and procedures, operational techniques, business plans and systems, quality control procedures and systems, special projects and survey and market research, including any other records, files, drawings, discoveries, applications, data and information concerning the business of the Company and its customers and clients which are not in the public domain. Executive agrees that in consideration of the execution of this Agreement by the Company:

                         (i) Executive will not, during the term of this
Agreement or at any time thereafter, use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary procedures of the Company, its subsidiaries, affiliates customers and clients. Proprietary procedures shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its subsidiaries and affiliates or others in a confidential relationship with the Company or its subsidiaries and affiliates which relates to business matters.

                         (ii) Executive will not, during the term of this
Agreement, and for a period of two (2) years after the expiration of the Employment Term, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, engage in or participate in any business activity, including, but not limited to, acting as a director, officer, employee, agent, independent contractor, partner, consultant, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder or creditor or with a person having any other relationship with any other business, company, firm, occupation or business activity, that is, directly or indirectly, competitive with any business carried on by the Company or any of its subsidiaries or affiliates during the term of this Agreement. The ownership by Executive of 3% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Executive to be deemed a shareholder under this subparagraph 10(b) or constitute a breach of Paragraph 4 hereof.

                         (iii) Executive will not, during the term of this
Agreement and for a period of two (2) years thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Company or any of its subsidiaries or affiliates to sever his or its relationship with or leave the employ of any of such entities.

                         (iv) It is expressly agreed by Executive that the
nature and scope of each of the provisions set forth above in this Paragraph 10 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be.

                  (c) This Paragraph 10 and Paragraphs 11 and 12 hereof shall survive the expiration or termination of this Agreement for any reason.

                  11. COMPANY PROPERTY.
                      -----------------

                     (i) Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Executive in the course of Executive's employment under this Agreement and which pertain to any aspect of the Company's business shall be the sole and absolute property of the Company, and Executive shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

                     (ii) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Executive shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of his employment with the Company, Executive shall promptly return to the Company all property of the Company in his possession. Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

                  12. REMEDY. It is mutually understood and agreed that Executive's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Executive, including, but not limited to, the breach of the non-disclosure, non-solicitation and non-compete clauses under Paragraph 11 hereof, the Company shall be entitled to relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover.

                  13. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. In order to induce the Company to enter into this Agreement, Executive hereby represents and warrants to the Company as follows: (i) Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (iii) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

                  14. THIRD PARTY BENEFICIARIES. The Executive acknowledges that certain of the provisions of this Agreement are for the benefit of all of the Companies and, therefore, each of the Companies is intended to be a third party beneficiary of this Agreement with the power to enforce the provisions of this Agreement and any and all of its rights hereunder to the same extent as would a signatory hereto.

                  15. SEVERABILITY. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

                  16. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State, without regard to any of its principles of conflicts of laws or other laws which would result in the application of another jurisdiction.

                  17. SUCCESSORS AND ASSIGNS.

                     (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive's rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

                     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any person or entity succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

                  18. NOTICES. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 18 (a) if to the Company, to Fantasy Sports, Inc., 6100 Glades Road, Suite 305, Boca Raton, Florida 33434, attention: Mr. Clive Kabatznik, and (b) if to the Executive, to Mr. Greg S. Leigey, at
2741 Primrose Lane, York, PA  17402.

                  19. WITHHOLDING. All payments required to be made by the Company to the Executive under this Agreement shall be subject to any withholding taxes, social security and other payroll deductions required under applicable law.

                  20. COMPLETE UNDERSTANDING. Except as expressly provided below, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

                  21. MODIFICATION; WAIVER.
                      ---------------------

                     (a) This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

                     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  22. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  23. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

                                       FANTASY SPORTS, INC.



                                       By:  /s/ Clive Kabatznik
---------------------------------           ------------------------------------
Witness                                     Name: Clive Kabatznik
                                            Title: Chairman

/s/ Robyn C. Liegey                         /s/ Gregory S. Liegey
---------------------------------           ------------------------------------
Witness                                     Gregory S. Liegey